Scientific Industries, Inc.
70 Orville Drive
Bohemia, New York 11716 USA


FOR IMMEDIATE RELEASE (Bohemia, NY, May 5, 2006)

Scientific Industries, Inc. Advised by Long Term Principal Distributor of Intended Reduced Marketing Role


Scientific Industries, Inc. (OTCBB-SCND) has been advised by the Global Distribution Services Group of Fisher Scientific Company L.L.C., its
principal customer and distributor for more than 30 years, of a change in the distributor's marketing of the Company's products.  While Fisher will continue to offer the Company's products, including the Vortex-Genie 2 Mixer, it will discontinue the products' current catalogue number, note that the number has been discontinued, and assign a different catalogue number to the product. It will also exclude the product from future printed catalogues. The Company believes that Fisher intends to market and promote a competitive private label product. As a result of the change, Fisher will no longer purchase products from the Company for inventory. All Scientific Industries'
sales to Fisher customers will be filled by direct shipment.   Sales to Fisher
of the Company's products, predominantly the Vortex-Genie( 2 Mixer and related accessories, accounted for approximately 23% and 24% of the Company's revenues for the year ended June 30, 2005 and the nine months ended March 31, 2006, respectively.

Ms. Helena R. Santos, Chief Executive Officer of the Company, stated that the Company hopes that the continued expansion of its marketing efforts, including seeking other sales channels, will result in mitigating the adverse effect of the proposed change.


About Scientific Industries
Scientific Industries manufactures and markets laboratory equipment, including the world-renowned Vortex-Genie( 2 Mixer. Scientific Industries' products are used by research laboratories, clinics, pharmaceutical manufacturers, medical device manufacturers, and other industries.

Forward Looking Statement:

Statements made in this press release that relate to future events, performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual events, performance or results to materiallydiffer. The Company undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in the Company's Securities and Exchange Commission reports, including our annual report on Form 10-KSB.

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